EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of November 7, 2016 by and between John Morici (the "Executive") and Align Technology, Inc., a Delaware corporation (the "Company").

1. Duties and Scope of Employment.

(a) Position. For the term of the Executive's employment under this Agreement ("Employment"), the Company agrees to employ the Executive in the position of Chief Financial Officer with the Executive's principal place of Employment in San Jose, California. The Executive shall report to the Chief Executive Officer (the "CEO"). The Executive accepts such Employment and agrees to discharge all of the duties normally associated with said position, and to faithfully and to the best of the Executive's abilities perform such other services consistent with the Executive's position as Chief Financial Officer as may from time to time be assigned to the Executive by the CEO.

(b) Obligations to the Company. During the term of the Executive's Employment, the Executive shall devote the Executive's full business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO, provided, however, that the Executive may, without the approval of the CEO, serve in any capacity with any civic, educational or charitable organization. The Executive may own, as a passive investor, no more than one percent (1%) of any class of the outstanding securities of any publicly traded corporation.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that the Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with the Executive's obligations under this Agreement. The Executive represents and warrants that the Executive will not use or disclose, in connection with the Executive's employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that the Executive's employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that the Executive has returned all property and confidential information belonging to any prior employers.

(d) Commencement Date. It is expected that the Executive will commence full•
time Employment on November 10, 2016.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay the Executive as compensation for the Executive's services a base salary at a gross annual rate of $400,000, payable in accordance with the Company's standard payroll schedule. The compensation specified in this Subsection (a), together with any adjustments by the Company from time to time, is referred to in this Agreement as "Base Salary."

(b) Annual Bonus. The Executive shall be entitled to participate in an annual bonus program that will provide the Executive with an opportunity to earn a potential annual bonus (the "Annual Bonus") equal to 60% of the Executive's Base Salary at target levels of performance (the "Target Bonus"). For the Company's current fiscal year ("FY2016"), however, the Executive's bonus will be pro-rated based on actual number of days of employment with the Company in FY2016. For years subsequent to FY2016, the amount of the Annual Bonus shall be based upon the performance of the Executive, as set by the individual performance objectives described in this Subsection, and the Company in each calendar year. Notwithstanding anything in this Section 2(b) to the contrary, the Executive must remain employed by the Company through December 31 of a particular year in order to earn an Annual Bonus for such year, and each Annual Bonus that is earned shall be paid by no later than March l of the year following the year it is earned. The Executive's individual performance objectives shall be set by the CEO after consultation with the Executive and the Company's objectives shall be approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") in each case by no later than March 31 of each calendar year; provided, however, that the Executive's individual performance objectives for 2016 will be set within sixty (60) calendar days of the Executive's hire date. The amount of any Annual Bonus awarded or paid to the Executive will be subject to the discretion of the Compensation Committee.

(c) Incentive Awards. The Executive shall be granted an award of restricted stock units covering 18,835 shares of the Company's common stock (the "Restricted Stock Unit Award"), subject to the approval of the Compensation Committee in all respects, including the terms described herein. The Restricted Stock Unit Award will vest as to 25% on each yearly anniversary of the vesting commencement date as determined by the Compensation Committee, subject to the Executive's continuous service through each applicable vesting date. The grant of the Restricted Stock Unit Award shall be subject to the other terms and conditions set forth in the Company's 2005 Incentive Plan, as amended from time to time, and in the Company's standard form of restricted stock unit agreement.

(d) One-Time Bonus. The Executive will also be granted a sign-on bonus of$150,000. This sign-on payment will be added to and included in your first regularly scheduled paycheck, and is subject to all normal and appropriate payroll withholdings. In the event the Executive voluntarily leaves the Company within the first twelve months of employment for any reason other than Good Reason, the Executive will be responsible for returning 100% of the sign on bonus. In the event the Executive voluntarily leaves the Company after twelve months but prior to twenty-four months of employment, for any reason other than Good Reason, the Executive will be responsible for returning a portion of the sign on bonus as follows: For each full month of full-time employment, the Company will forgive 1/24 of the sign-on bonus and the remaining unforgiven portion will be due and payable to the Company on demand. In the event the Company terminates the Executive's employment without Cause, the Executive will not be required to return any of the sign-on bonus,

(e) Relocation Assistance. The Executive is expected to be working full time out of the San Jose, California office. The Company will reimburse the Executive for (i) all eligible relocation expenses incurred by him in the course of his relocation to the San Francisco Bay area as set forth in Exhibit A and (ii) personal transitional eligible expenses as also set forth in Exhibit A (collectively, the "Relocation Expenses"), subject to the Company's requirements with respect to reporting and documentation of such expenses. In the event the Executive voluntarily leaves the Company within the first twelve months of employment for any reason other than Good Reason, the Executive will be responsible for returning 100% of the Relocation Expenses reimbursed by the Company pursuant to this Section 2(e).

3. Vacation and the Executive Benefits. During the term of the Executive's Employment, the Executive shall be eligible to accrue 17 days' vacation per year on a pro-rata basis throughout the year, in accordance with the Company's standard policy for senior management, including provisions with respect to maximum accrual, as it may be amended from time to time. During the term of the Executive's Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan, and to the right of the Company to make changes in such plans from time to time.

4. Business Expenses. During the term of the Executive's Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

5. Term of Employment.

(a) At-Will Employment. The Executive's Employment with the Company shall be "at will" and either the Executive or the Company may terminate the Executive's Employment at any time, for any reason, with or without Cause (though certain terminations of the Executive's Employment may trigger the Executive's right to receive payments and benefits under Section 6). Any contrary representations, which may have been made to the Executive, whether orally or in writing, shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at will" nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

(b) Termination, The Company may terminate the Executive's Employment at any time and for any reason (or no reason), with or without Cause, by giving the Executive notice in writing. The Executive may terminate the Executive's Employment by giving the Company fourteen (14) days' advance notice in writing. The Executive's Employment shall terminate automatically in the event of the Executive's death. Notwithstanding anything to the contrary, upon the Executive's termination due to death or Disability, the Executive shall only be entitled to the payments and benefits provided under Section 5(c)(i)-(v) below.

(c) Rights Upon Termination. In the event the Executive's Employment with the Company terminates for any reason, the Executive will be entitled to any (i) unpaid base salary accrued up to the effective date of termination, as well as unpaid, but accrued vacation; (ii) unpaid, but earned and accrued annual incentive; (iii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive; (iv) unreimbursed business expenses required to be reimbursed to the Executive; and (v) rights to indemnification the Executive may have under the Company's Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. Except as expressly provided in Section 6, upon the termination of the Executive's Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

(d) Termination of Agreement The termination of this Agreement shall not limit or otherwise affect any of the Executive's obligations under Section 7.

6. Termination Benefits.

(a) General Release Agreement. Any other provision of this Agreement notwithstanding, 'Subsections (b), (c) or (d) below shall not apply unless (i) the Executive has executed a General Release Agreement in a form prescribed by the Company which will include a provision whereby the Executive waives and releases with irrevocable effect all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company which are waivable under applicable law, and (ii) the Executive has pursuant to such General Release Agreement has agreed not to prosecute any legal action or other proceeding based upon any of such claims to the full extent permissible under applicable law, and (iii) the Executive has, pursuant to such General Release Agreement, acknowledged the Executive's continuing obligations under this Agreement and the EPIA referenced below, and (iv) the General Release Agreement has become effective and irrevocable within sixty (60) days following the date of the Executive's termination of Employment. Any benefits under this Agreement that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations and official guidance promulgated thereunder ("Code Section 409A") will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Executive's separation from service, or, if later, such time as required by Section 6(h) of this Agreement. Any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the Executive's separation from service but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the Executive's separation from service, or, if later, such time as required by Section 6(i) of this Agreement and the remaining payments shall be made as provided in this Agreement.

(b) Apart From a Change of Control. If, during the term of this Agreement, and not in connection with a Change of Control as addressed in Section 6(c) below, the Company terminates the Executive's Employment other than for Cause, death or Disability, or the Executive resigns for Good Reason, then, subject to Section 6(a), the Company shall pay the Executive, in a lump sum upon the effectiveness of the General Release to be executed by the Executive in accordance with Section 6(a) above, an amount equal to one year's Base Salary at the rate in effect at the time of the termination of Employment (or if the termination is due to a resignation for Good Reason based on a material reduction in Base Salary, then the Executive's Base Salary in effect immediately prior to such reduction).

(c) In Connection With a Change of Control. If within eighteen (18) months following the occurrence of the Change of Control, one of the following events occurs:
(i) the Executive's Employment is terminated by the Company (or its successor) other than for Cause, death or Disability, or

(ii) the Executive resigns for Good Reason,

then, in lieu of any payments or benefits under Section 6(b) above and subject to Section 6(a), the Executive shall immediately conditionally vest as to all shares under all outstanding equity awards that are subject to vesting conditions based solely on continued employment or service, subject to the Executive's execution of the General Release Agreement described above with irrevocable effect and suspension of exercise rights with respect to such conditionally vested shares until such execution, and the Company shall pay the Executive, in a lump sum, an amount equal to: (x) the then current year's Target Bonus prorated for the number of days of the Executive is employed in said year; (y) one year's Base Salary (or if the termination is due to a resignation for Good Reason based on a material reduction in Base Salary, then the Executive's Base Salary in effect immediately prior to such reduction); and (z) the greater of the then-current year's Target Bonus (or if the termination is due to a resignation for Good Reason based on a material reduction in Target Bonus, then the Executive's Target Bonus in effect immediately prior to such reduction) or the actual prior year's Annual Bonus. The Executive's Base Salary shall be paid at the rate in effect at the time of the termination of Employment.

(d) Health Insurance. If Section 6(b) or (c) above applies, and if the Executive timely elects to continue the Executive's health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), following the termination of Employment, then subject to Section 6(a), the Company shall pay the Executive's monthly premium under COBRA for COBRA coverage for the Executive until the earliest of (i) 12 months following the termination of the Executive's Employment, or (ii) the date upon which the Executive commences employment with an entity other than the Company. In addition, and notwithstanding anything to the contrary in this Section 6, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive's group health coverage in effect on the date of the Executive's termination of Employment (which amount will be based on the premium for the first month of COBRA coverage) for 12 months following the termination, which payment will be made regardless of whether the Executive elects COBRA continuation coverage.

(e) Definition of "Cause." For all purposes under this Agreement, "Cause" shall mean any of the following:

(i) Unauthorized use or disclosure of the confidential information or trade secrets of the Company;

(ii) Any breach of this Agreement or the EPIA between the Executive
(iii)Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;
(iv)Misappropriation of the assets of the Company or any act of fraud or embezzlement by the Executive, or any act of dishonesty by the Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company;

(v) Intentional misconduct; or

(vi)The Executive's failure to satisfactorily perform the Executive's duties after having received written notice of such failure and at least thirty (30) days to cure such failure.

(f) Definition of "Disability." For all purposes under this Agreement, "Disability" shall mean a disability under Section 22( e)(3) of the Code.

(g) Definition of "Good Reason." Except as noted below, for all purposes under this Agreement, subject to the notice and cure period requirements described below, the Executive's resignation for "Good Reason" shall mean the Executive's resignation upon written notice to the Company delivered within ninety (90) days after the occurrence of any one or more of the following events without the Executive's consent:

(i) The Executive's position, authority or responsibilities being materially reduced;
(ii) the Executive being asked to relocate the Executive's principal place of Employment such that the Executive's commuting distance from the Executive's residence prior to such relocation is increased by over thirty-five (35) miles;
(iii)The Executive's annual Base Salary or Target Bonus being materially reduced; or
(iv)The Executive's benefits being materially reduced.

The Executive shall provide written notice to the Company at least thirty (30) days prior to the effective date of the Executive's resignation, identifying the event or events the Executive claims constitute Good Reason and describing in reasonable detail the fact supporting the claim. The Company shall have at least thirty (30) days to take action to remedy the condition claimed by the Executive as Good Reason, but shall have no obligation to take such action. In the event the Company remedies the condition then Good Reason shall be deemed not to exist. At the expiration of the remedial period and prior to the effective date of the Executive's resignation, the Executive shall provide written notice to the Company, stating whether the Executive (A) withdraws the Executive's resignation based on the Company's remedy of the condition, (B) chooses to resign anyway notwithstanding such remedy, or (C) claims the condition has not been remedied and chooses to resign based on a claim of Good Reason. In the absence of such notice, the Executives resignation shall become effective and the Executive shall be deemed to have resigned without Good Reason. Notwithstanding the foregoing, .in order for the Executive's resignation to be for Good Reason, the Executive must resign within six (6) months following the initial existence of the event(s) constituting Good Reason.

(h) Definition of "Change of Control." For all purposes under this Agreement, "Change of Control" shall mean any of the following:

(i) A sale of all or substantially all of the assets of the Company;

(ii) The acquisition of more than fifty percent (50%) 'of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;

(iii)A reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

(iv)In the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Comm.on Stock.

(i) Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Code Section 409A (together, the "Deferred Compensation Separation Benefits") will he paid or otherwise provided until the Executive has a "separation from service" within the meaning of Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, if, at the time of the Executive's separation from service, the Executive is a "specified employee," within the meaning of Code Section 409A, then any Deferred Compensation Separation Benefits due to the Executive pursuant to this Agreement or otherwise on or within the six-month period following the Executive's separation from service will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive's separation from service, provided, that such cash severance or other benefits will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under Code Section 409A, will not apply to an earlier payment of such cash severance or other benefits. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section l.409A-2(h)(2) of the Treasury Regulations. Any amount paid under this Agreement that satisfies the requirements of the "short"
term deferral" rule set forth in Section l.409A-l(b)(4) of the Treasury Regulations or that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l.409A" l(b)(9)(iii) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits to the extent permissible under the applicable Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Code Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance-promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

(j) Limitation on Payments; Section 280G. Notwithstanding anything to the contrary in this Agreement, in the event the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (the "Payments") (A) are "parachute payments" within the meaning of Section 280G of the Code and (B) but for this Section 6(j), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's Payments will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such Payments being subject to the excise tax under Section 4999 of the Code,

whichever of (i) or (ii), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in the Payments constituting "parachute payments" is necessary so that no portion of such Payments is subject to excise tax under Section 4999 of the Code, (x) the Executive will have no rights to any additional Payments that are being reduced, and (y) the reduction shall occur in the following order: (1) reduction of the cash payments, if any, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (2) cancellation of accelerated vesting of equity awards other than stock options, if any; (3) cancellation of accelerated vesting of stock options, if any; and (4) reduction of other benefits, if any, paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards or stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's equity awards or stock options. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. Notwithstanding, any excise tax imposed will be solely the responsibility of the Executive. Notwithstanding the foregoing, to the extent the Company submits any Payments to the Company's stockholders· for approval in accordance with Treasury Regulation Section l.280G-l Q&A 7, and such Payments will be treated in accordance with the results of such vote, the foregoing provisions shall not apply following such submission and such Payments will be treated in accordance with the results of such vote, except that any reduction in, or waiver of,. such Payments required by such vote will be applied without any application of discretion by the Executive and in the order prescribed by this Section 6(j). In no event shall the Executive have any discretion with respect to the ordering of the Executive's Payment reductions.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6(j) will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company's legal counsel or such other person or entity to which the parties mutually agree (the "Firm"), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6(j), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6(j). The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6(j).

7. Non-Solicitation and Non-Disclosure.

(a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive's Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive's own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company's affiliates.

(b) Proprietary Information. As a condition of Employment, the Executive has entered into an Employee Proprietary Information Agreement with the Company (the "EPIA") in the Form attached as Exhibit B, which is incorporated herein by reference.

8. Successors.

(a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

(b) the Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Arbitration and Equitable Relief

(a) Arbitration. In consideration of the Executive's Employment with the Company, its promise to arbitrate all employment-related disputes, and the Executive's receipt of the compensation, pay raises, and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from the Executive's Employment with the Company or the termination of the Executive's Employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration wider the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the "Act"), arid pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967,. the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, the Executive understands that nothing in this Agreement constitutes a waiver of the Executive's rights under Section 7 of the National Labor Relations Act. The Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

(b) Procedure. The Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), pursuant to its Employment Arbitration Rules & Procedures (the "JAMS Rules"), which are available at HTTP://WWW.JAMSADR.COM/RULES-EMPLOYMENT-ARBITRATION/. and from Human Resources. The Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. The Executive agrees that the arbitrator shall issue a written decision on the merits. The Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys' fees and costs to the prevailing party, where provided by applicable law. The Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof The Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the Executive shall pay any filing fees associated with any arbitration that the Executive initiates, but only so much of the filing fees as the Executive would have instead paid had the Executive filed a complaint in a court of law. The Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The Executive agrees that any arbitration under this agreement shall be conducted in Santa Clara County, California.

(c) Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that the Executive is waiving the Executive's right to a jury trial.
Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice ofan attorney of the Executive's choice before signing this agreement.

10. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the EPIA contain the entire understanding of the parties with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Governing Law: Consent to Personal Jurisdiction. This agreement will be governed by the laws of the State of California without regard for conflicts or choice of laws principles. without regard for choice-of-law provisions. The Executive consents to personal and exclusive jurisdiction and venue :in the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/S/ JOHN MORICI
JOHN MORICI

ALIGN TECHNOLOGY, INC.

/S/ JOSEPH M. HOGAN
By:	JOSEPH M. HOGAN
Title:	President and CEO

CFO 2016 Morici draft Agreement

EXHIBIT A

Vice President & Above
Household Goods Shipment	- Packing, loading, transporting, and insurance - Two vehicles, if over 500 miles - Renter: 30 days of storage - Homeowner: 60 days of storage
En Route Trip	- One-way economy airfare OR - Mileage for two cars at current rate, (based on 400 miles/day) - Reasonable meals and lodging
Home Finding Trip	- 1 trip (7 days/6 nights) - Employee and spouse/domestic partner - RT economy airfare or mileage for one car at IRS rate - Meals, lodging, and rental car
Temporary Living	- Furnished apartment or extended-stay hotel - Up to 60 days - No meals or incidentals
Destination Home Purchase Assistance	- Home Finding Assistance - Must have been homeowners previously - Normal and customary closing costs (no points/pre-paids) - Up to 2% of the purchase price - Must use Plus Agent
Rental Assistance	- One day professional rental tour - Lease termination up to 2 month’s rent - Application fee, credit report fee, and finder’s fee
Miscellaneous Allowance	- One month’s base salary capped at $30,000 - Payroll taxes deducted - Not grossed-up for taxes
Gross-Up	- Equalization

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (ATTACHED)

ALIGN TECHNOLOGY, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ALIGN TECHNOLOGY, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. PROPRIETARY INFORMATION. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company or constitutes Protected Activity (defined below), or unless an officer of the Company expressly authorizes such in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, customers and suppliers, including but not limited to information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, data, programs, other works of authorship, and plans for research and development. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. Assignment of Inventions.

2.1. Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2. Inventions. The term "Inventions" shall mean all trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know• how, improvements, discoveries, developments, designs and techniques.

2.3. Prior Inventions. I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, made prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.4. Assignment of Inventions. Subject to Section 2.6 and except for those Inventions which I can prove qualify fully under the provisions of California Labor Code 2870 (as set forth in Exhibit A), I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto). I will, at the Company's request, promptly execute a written assignment to the Company of any such Company Invention, and I will preserve any such Invention as part of the Proprietary Information of the Company (the "Company Inventions").

2.5. Obligation to Keep Company Informed. I will promptly and fully disclose in writing to the Company all Inventions during my employment and for one (1) year after my employment, including any that may be covered by Section 2870. I agree to assist in every proper way and to execute those documents and take such acts as are reasonably requested by the Company to obtain, sustain and from time to time enforce patents, copyrights and other rights and protections relating to Inventions in the United States or any other country.

2.6. Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

3. NO CONFLICTING OBLIGATION. I REPRESENT that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4. RETURN OF COMPANY DOCUMENTS. Upon termination of my employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, I will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in my possession, under my control or to which I may have access. I will not reproduce or appropriate for my own use, or for the use of others, any property, Proprietary Information or Company Inventions. Notwithstanding the foregoing, I understand that I am allowed to keep a copy of the Employee Handbook and personnel records relating to my employment.

5. LEGAL AND EQUITABLE REMEDIBS. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

6. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

7. EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

8. PROTECTED ACTIVITY NOT PROHIBITED. I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement, "Protected Activity" means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that "Protected Activity" does . not include the disclosure of any Company attorney• client privileged communications. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit C.

GENERAL PROVISIONS. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

Dated:
/S/ JOHN MORICI
(Signature)

JOHN MORICI
(Printed Name)

ACCEPTED AND AGREED TO:
ALIGN TECHNOLOGY, INC.

/S/ JOSEPH M. HOGAN
(Signature)

By:	Joseph M. Hogan
Title:	President and Chief the Executive Officer
Dated:	11/3/2016

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	JOHN MORICI
(PRINTED NAME OF EMPLOYEE)

Date	November 3, 2016

WITNESSED BY:

(PRINTED NAME OF REPRESENTATIVE)

A-19

EXHIBIT B

TO:	ALIGN TECHNOLOGY, INC.
FROM:	JOHN MORICI
DATE:	November 3, 2016
SUBJECT	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ALIGN TECHNOLOGY, INC. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒ No inventions or improvements.
☐ See below:

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement        Party(ies)                Relationship
1.
2.
3.
☐ Additional sheets attached.

Firmwide:99913069.1 999999.1384

EXHIBIT C

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

" ... An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that--{A) is made--{i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-:{A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."